                  Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and related Prospectus of Arotech Corporation for the registration of 750,000 shares of its Common Stock and to the incorporation by reference therein of our reports dated January 31, 2006 with respect to the financial statements of Armour of America, Inc. and March 10, 2006 with respect to the financial statements of IES Interactive Training, Inc, for the year ended December 31, 2005 incorporated by reference into the Registration Statement and related Prospectus.

/s/ Stark Winter Schenkein & Co., LLP
Stark Winter Schenkein & Co., LLP

Denver, Colorado
October 16, 2007